                             JOINT FILING AGREEMENT

The undersigned, MVIL, LLC is jointly filing the attached Initial Statement of
Beneficial Ownership on Form 3 with MORNINGSIDE VENTURE INVESTMENTS LIMITED with respect to the beneficial ownership of securities of GreenLight Biosciences
Holdings, PBC.

For and on behalf of

MVIL, LLC

By:  /s/ Cheng Yee Wing Betty
    ---------------------------
 Cheng Yee Wing Betty, Manager